Online Processing, Inc.

750 East Interstate 30, Suite 100

Rockwall, Texas 75087

September 28 , 2005

Daniel P. Beharry

Managing Director

Chardan Capital, LLC

625 Broadway, Suite 1111

San Diego, CA  92101

Re:

Memorandum of Understanding (“MOU”) between Diguang International Holdings Company Ltd., a Company incorporated in the British Virgin Islands (“Diguang”) and Online Processing, Inc. (“OLPC”)

Dear Mr. Beharry:

As you are aware, at your request we have agreed to be bound by the terms of Section 4 of the above-referenced MOU, which requires that OLPC, together with Chardan Capital, LLC (“CC”) and individual funders , pay liquidated damages to Diguang in the event that the proposed reverse take over transaction between OLPC and Diguang is not completed under certain circumstances, all as set forth in Section 4 of the MOU.  As you are also aware, OLPC would not have agreed to such liquidated damages provisions but for the request of CC, which is also involved in the reverse takeover transaction, that it do es so to facilitate an agreement with Diguang.

Therefore, as consideration for OLPC’s agreeing to be bound by the terms of the MOU and Section 4 thereof in particular, CC agrees to indemnify and hold OLPC harmless for any liquidated damages that it may be required to pay as a result of the events contemplated by Section 4 of the MOU.  CC represents and warrants that it will receive material benefit as a result of the consummation of the proposed transactions, which potential benefit is acknowledged by CC to bind it to the obligations it assumes in this letter agreement.

CC further understands and agrees that the existence of such a liability could impede OLPC’s ability to execute a transaction similar to the one contemplated by the MOU in the event that the transaction contemplated by the MOU is not consummated.  As a result, CC agrees that in the event Diguang must commence a legal action asserting its right to receive the liquidated damages from OLPC, in whole or in part, and CC elects to defend such action rather than pay the liquidated damages claimed by Diguang under Section 4 of the MOU, then CC will (i) pay all costs and expenses for litigation (or similar proceedings such as arbitration or mediation) of the dispute; (ii) at its own cost engage reputable counsel to represent OLPC’s interests in such dispute, which counsel may be the same as counsel representing CC, in any such proceedings, in the absence of a conflict of interest that cannot be waived by the parties; and (iii) if requested by OLPC, post a bond to secure payment of the liquidated damages in the event that OLPC is not the prevailing party in the dispute.

The indemnification of OLPC by CC set forth in this letter agreement is expressly conditioned upon OLPC’s making commercially reasonable good faith efforts to comply with its obligations under the MOU, and in the event that Party A and Parties B under the MOU fulfill all of their obligations thereunder, and the right of Diguang to liquidated damages under the MOU is the result of OLPC’s failure to fulfill its responsibilities and meet is obligations under the MOU, then, and to the extent thereof, CC shall be relieved of the indemnification obligations under this letter agreement.

In consideration for CC’s indemnifying OLPC against the obligation to pay liquidated damages under the MOU, OLPC agrees that, in the event liquidated damages become due and payable to OLPC and CC under the MOU by virtue of Diguang’s failure to perform, that CC will be entitled to receive the entire amount of such liquidated damages.  To the extent that CC must take any enforcement action to collect the liquidated damages due to it, it may do so on its own behalf and on behalf of OLPC and OLPC will cooperate in such enforcement action, provided, however, that CC will be solely responsible for all costs and expenses associated with doing so.  OLPC further agrees to execute an assignment of claim or such other document as will entitle CC to prosecute any such action on behalf of OLPC.

Please indicate your agreement to the foregoing by signing in the appropriate space below.

Sincerely,

/s/  Terri Wonderly

Terri Wonderly,

CEO

Accepted and Agreed to by:

Chardan Capital, LLC

By:

____________________

Richard D. Propper, MD

Its:

President